EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Premiere Global Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-79599, No. 333-89891, No. 333-51380, No. 333-57698, No. 333-67292, No. 333-101262, No. 333-116506, No. 333-151962, and No. 333-167620) on Form S-8 of Premiere Global Services, Inc. of our report dated March 17, 2014, with respect to the consolidated balance sheet of Premiere Global Services, Inc. and subsidiaries (the Company) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2013, and our report dated March 17, 2014 with respect to the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the annual report on Form 10-K of Premiere Global Services, Inc.

Our report with respect to the effectiveness of internal control over financial reporting refers to the Company’s acquisitions of Via-Vox Limited, operating under the name Powwownow (Powwownow) and ACT Teleconferencing, Inc. (ACT) during the year ended December 31, 2013. The Company's management excluded Powwownow and ACT from its assessment of internal control over financial reporting as of December 31, 2013. Powwownow and ACT, on an aggregate basis, represented 3.1% of the Company’s consolidated net revenues and 5.7% of the Company’s consolidated total assets (excluding goodwill and identifiable intangible assets of 15.7%) for the year ended and as of December 31, 2013, respectively. Our audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of these acquisitions.

/s/ KPMG LLP
Atlanta, Georgia
March 17, 2014